EXHIBIT 99.1


       American Land Lease Announces Third Quarter 2007 Results

        Property Operating Results Continue Predictable Course

             Home Sales Results Reflect Market Challenges


    CLEARWATER, Fla.--(BUSINESS WIRE)--Nov. 6, 2007--American Land Lease, Inc. (NYSE:ANL) today released third quarter 2007 results.

    Summary Financial Results

    Third Quarter

    -- Diluted Earnings Per Share ("Diluted EPS") were $1.26 for the three-month period ended September 30, 2007 compared to $0.27 for the same period one-year ago. Net income was impacted by a $1.16 gain recognized on the sale of a community in the period ending September 30, 2007.

    -- Funds From Operations ("FFO"; a non-GAAP financial measure defined on page 11 of this press release and reconciled to net income on page 16 of this press release) were $2.2 million, or $0.25 per diluted common share, for the quarter compared to $3.6 million or $0.41 per diluted common share from the same period one year ago, a decrease of 39.0% on a per share basis.

    -- Home sales volume was $7,162,000 down by 41.3% from the same period one year ago, with 51 new home closings, including 49 new homes sold on expansion home sites. This compares with 92 new home closings in third quarter 2006.

    -- "Same Store" results (a non-GAAP financial measure defined on page 11 of this press release and reconciled on page 17 of this press release) provided a revenue increase of 6.6%, an expense increase of 2.0% and an increase of 8.8% in Net Operating Income ("NOI").

    -- "Same Site" results (a non-GAAP financial measure defined on page 11 of this press release and reconciled on page 17 of this press release) provided a revenue increase of 3.4%, an expense increase of 0.2% and an increase of 4.9% in NOI.

    The full text of this press release is available upon request or through the Company's web site at www.americanlandlease.com.

    Management Comments

    Bob Blatz, President of American Land Lease, commented, "This quarter, strong same site and same store results continued to build Net Asset Value or 'NAV'. These results reflect the continued stability and strength of our core residential land lease business. These results were a key to our performance as the declining rate of new home sales and resulting new land leases reduced our current land values. This reduction in land values offset the quarterly NAV created by property operations.

    "The continued expansion of operating margins at the property level speaks to the strength of our properties and personnel who serve our customers well. Operating margins grew 1.3% over the same quarter in 2006. This is a testament to both the quality of the core portfolio and the impact of our 2006 acquisitions. We continue to view our core business as owning and operating land leases - and in that core business our performance was outstanding. The quality and strength of our communities was evidenced by the sale of a lower quality property during the third quarter. This property sale was executed at a 4.89% cap rate based on the property's trailing twelve month net operating income. We believe that this valuation reflects an outstanding NAV for the rest of the ANL portfolio.

    "We view the new home sales business as an activity that complements our residential land lease business by creating new revenue generating home sites. New home sales activity continues to be challenging as our buyers take longer to sell their current homes. We continue to put our emphasis on the excellent lifestyle enjoyed by our residents and the quality of their communities and homes. The unit volume of New Home Sales was down by 41, or 45% compared to the third quarter of 2006. Still, we did see an increase in traffic and cancellation levels remained low as compared to past experience. We view the reduction in cancellations as a positive trend as many other homebuilders continue to see significant cancellation activity. This reflects both the strength of sales process and the credit quality of our customers. We are pleased we have been able to expand our land lease business, even if at a slower rate. New Home Sales cost $0.02 in third quarter and an additional $0.02 in "drag" or costs to carry completed and unleased homes. The Company accepts this short term cost in order to create long term NAV.

    "Our core business, owning land lease communities, is solid. Its returns grow with increased rents and expense control reflecting the outstanding work of our operations team. Our second growth engine is new home sales, which has been affected by the national decline in home sales. We have focused on taking the necessary measures in that part of our business to reduce its current drag on earnings while maintaining our ability to grow NAV. That said, we have solid locations, attractive homes, a hardworking sales team, and we are still selling excellent homes at good prices. I remain upbeat and optimistic about the future of our company."

    The terms "NAV" and "cap rate" are defined on page 11 of this press release.

    Dividend Declaration

    On October 30, 2007, the Board of Directors declared a third quarter common stock dividend of $0.25 per share payable on November 30, 2007, to stockholders of record on November 16, 2007.

    On October 30, 2007, the Board of Directors also declared a cash dividend of $0.4844 per share of Class A Preferred Stock for the quarter ended September 30, 2007, payable on November 30, 2007 to shareholders of record on November 16, 2007.

    The Board of Directors reviews the dividend policy quarterly. The Company's dividends are set quarterly and are subject to change or elimination at any time. The Company's primary financial objective is to maximize long term, risk adjusted returns on investment for common shareholders. While the dividend policy is considered within the context of this objective, maintenance of past dividend levels is not a primary investment objective of the Company and is subject to numerous factors including the Company's profitability, capital expenditure plans and competing uses of capital, obligations related to principal payments and capitalized interest, and the availability of debt and equity capital at terms deemed attractive by the Company to finance these expenditures. Further, the Board has and will continue to consider the downturn in new home sales and the opportunity for share repurchases in the context of its quarterly review and dividend decision. The Company's net operating loss may be used to offset all or a portion of its real estate investment trust ("REIT") taxable income, which may allow the Company to reduce or eliminate its dividends and still maintain its REIT status.

    Operational Results - Third Quarter

    Third Quarter Property Operations

    Third quarter revenue from property operations was $9,389,000 as compared to $8,751,000 in the same period one year ago, a 7.3% increase. Third quarter property operating expenses totaled $3,092,000 as compared to $3,014,000 in the same period one year ago, a 2.6% increase. The Company realized increases in rental income as the result of an acquisition of a community in 2006, annual rental rate increases, rent yield management, and the absorption of new home sites through its home sales efforts.

    Third quarter property operating expenses increased primarily due to increases in utility costs, tenant related legal costs, insurance premiums and the aforementioned acquisition of a community. In a majority of the communities we operate, the Company has previously implemented contractual terms under its leases to pass on increases in property taxes through billings to homeowners for their proportional share of increased taxes. In 23 of the 30 communities we operate, the individual homeowner's water and sewer is metered and changes in consumption are billed to the homeowner.

    Third quarter property-operating margins before depreciation expense increased to 64.1% from 62.8% in the prior year's third quarter.

    Third Quarter "Same Store" Results

    Third quarter "same store" results reflect the results of operations for properties and golf courses owned during the third quarters of both 2007 and 2006. Same store properties accounted for 95.1% of property operating revenues for third quarter 2007. "Same store" results are defined on page 11, and reconciled to GAAP on page 17, of this press release. We believe that same store information provides an opportunity to understand changes in profitability for properties owned during both reporting periods that cannot be obtained from a review of the consolidated income statement in periods where properties are acquired or sold. Our presentation of same store results is a non-GAAP measure and should not be considered in isolation from, and is not intended to represent an alternative measure to, operating income or cash flow or any other measure of performance as determined in accordance with GAAP.

The same store % change results are as follows:
                                                         3Q07
                                                 ---------------------
   Revenue                                                        6.6%
   Expense                                                        2.0%
   Net Operating Income                                           8.8%

    Our same store revenues reflect reimbursements from our tenants for certain expense items, principally utilities and real estate taxes. During the current period, the property taxes associated with certain Florida properties were reduced when compared to the prior year resulting in a corresponding reduction in billings to tenants. When adjusted for these items, the change in revenues and expenses for the quarter are shown below.

                                                          3Q07
                                                  --------------------
   Revenues                                                      6.6%
   Less: Net Reimbursements                                     (0.9%)
                                                  --------------------
      Revenue growth net of reimbursements                       7.5%

   Expenses                                                      2.0%
   Less: Net Reimbursements                                     (2.1%)
                                                  --------------------
      Expense growth net of reimbursements                       4.1%

                            Same Store NOI Growth                8.8%

    In addition to focusing on controlling operating expenses, our leases also provide some insulation from increased expenses.

    We derive our increase in property revenue (i) from increases in rental rates and other charges at our properties, (ii) re-establishing market rents at times of home transfers, and (iii) through the origination of leases on expansion home sites ("absorption"). "Same site" results reflect the results of operations excluding those sites leased subsequent to the beginning of the prior year period. "Same site" results are defined on page 11, and reconciled to GAAP on page 17, of this press release. We believe that "same site" information provides the ability to understand the changes in profitability without the changes related to the newly leased sites. Our presentation of same site results is a non-GAAP measure and should not be considered in isolation from, and is not intended to represent an alternative measure to, operating income or cash flow or any other measure of performance as determined in accordance with GAAP.

    We calculate absorption revenues as the rental revenue recognized on sites leased subsequent to the beginning of the prior year period. We estimate that 50% of the increase in expenses over the prior year period is attributable to newly leased sites in our calculation of same site results. We believe that the allocation of expenses between same site and absorption is an appropriate allocation between fixed and variable costs of operating our properties.

    Our same site, absorption and golf operations contributions to total same store results for third quarter are as follows:

                 Same Site Rental Absorption Same Site Golf Same Store
                 ---------------- ---------- -------------- ----------
Revenue                      3.4%       3.1%          0.1%        6.6%
Expense                      0.2%       0.2%          1.6%        2.0%
NOI                          4.9%       4.5%         (0.6)%       8.8%

    A reconciliation of same site and same store operating results used in the above calculations to total property revenues and property expenses, as determined under GAAP, for the three months ended
September 30, 2007 and 2006 can be found on page 16 of this earnings release.

    Third Quarter Home Sales Operations

    Third quarter 2007 new home sales were $7,162,0000, a 41.3% decrease from the same period in the prior year. We had 51 closings, a 44.6% decrease from the 92 closings in the same period in the prior year. Average selling price per home was $137,000 as compared to $129,000 in the same period in the prior year, a 6.2% increase. Twelve communities reported average selling prices in excess of $100,000. Selling gross margins, excluding brokerage activities, decreased to 29.4% in the quarter as compared to 32.4% in the same period in the prior year, but increased from the 28.6% realized in second quarter 2007. The year-to-year decrease was driven primarily by decreased manufacturer rebates associated with lower purchasing volumes; increases in costs of homes purchased; and lower relative selling prices. Selling costs as a percentage of sales revenue increased from 21.2% in the prior year's period to 32.7% in the third quarter of 2007. Selling costs, including overhead, marketing and advertising expenses, were down by 9.3%. However, when allocated against still lower sales volumes, such costs resulted in a higher per home expense than in the same period last year.

    The backlog of contracts for closing stood at 32, a decrease of 19, or 37.3% from the same period in the prior year.

    The Company remains committed to generating revenue growth through new lease originations in its existing portfolio. The home sales business continues to provide the Company with additional earning home sites that have a greater return on investment than is currently available through the purchase of occupied communities, though such increase in home sites is at a slower rate than in 2006. We anticipate that the decline in New Home Sales will bring our results toward the lower end of our annual earnings guidance.

Summary of home sales activity:
                                   Quarter ended      Quarter ended
                                 September 30, 2007 September 30, 2006
                                 ------------------ ------------------
New home closings - Same Store                   50                 89
New home closings - Acquisitions                  1                  3
                                 ------------------ ------------------
Total new home closings                          51                 92

New home contracts - Same Store                  42                 78
New home contracts -
 Acquisitions                                     2                  3
                                 ------------------ ------------------
Total new home contracts                         44                 81

Home resales                                      4                  2

Brokered home sales                              22                 20

New home contract backlog - Same
 Store                                           30                 51
New home contract backlog -
 Acquisitions                                     2                 --
                                 ------------------ ------------------
Total new home contract backlog                  32                 51

    Outlook for 2007

    The table below summarizes the Company's projected financial outlook for 2007 as of the date of this release and is based on the estimates and assumptions disclosed in this and previous press releases:

    The Company's land lease business continues to perform predictably and consistently with the Company's prior guidance. A portion of the Company's earnings is from the sale of new homes on expansion home sites in its developing communities and from the new leases originated coincident with such new home sales. The earnings from new home sales are subject to greater volatility than are the earnings from land leases. The Company's new home sales business has been impacted by the general decline in new home sales nationwide; certain local markets in which the Company operates have been impacted to a greater extent than the national averages. The traffic levels during the recent months, while increased, have not generated the sales activity that had been anticipated. In this home sales environment, the Company has limited visibility on future new home sales volumes. Current New Home Sales projections bring our results toward the lower end of current guidance.

    The Company's earnings estimates would be impacted positively or negatively by changes in the volume of new home sales or in the gross margins from new home sales. Home sales volume and gross margins are dependent upon a number of factors, including consumer confidence, the cost of homeowners' insurance, and consumers' access to financing sources for home purchases and the sale of their current homes.

                                              Full Year 2007 Projected
----------------------------------------------------------------------
FFO                                                $1.05 to $1.40
----------------------------------------------------------------------
AFFO                                               $0.90 to $1.24
----------------------------------------------------------------------
 Diluted EPS                                       $0.47 to $0.85
----------------------------------------------------------------------

----------------------------------------------------------------------
Same Store
----------------------------------------------------------------------
   Revenue Growth                                   6.5% to 8.5%
----------------------------------------------------------------------
   Expense Growth                                   6.0% to 9.0%
----------------------------------------------------------------------
   NOI Growth                                       7.0% to 9.0%
----------------------------------------------------------------------
Contribution from Acquired Properties and          $2.4M to $2.8M
 Redevelopment
----------------------------------------------------------------------
Growth in Income from Property Operations          9.5% to 12.5%
 Before Depreciation Expense
----------------------------------------------------------------------

----------------------------------------------------------------------
Home Sales Operating Income(Loss)                 ($1.0M) to $1.5M
----------------------------------------------------------------------
Home Sales Net Contribution                      ($1.85M) to $0.7M
----------------------------------------------------------------------

----------------------------------------------------------------------
General and Administrative Expenses                $4.2M to $4.7M
----------------------------------------------------------------------

----------------------------------------------------------------------
Capital Replacements (per site)                     $140 to $170
----------------------------------------------------------------------
Depreciation                                       $4.8M to $5.5M
----------------------------------------------------------------------

    The Company's reported results are impacted by the amount of interest capitalized on its development properties. The amount of interest capitalized is dependent on the rate of completion of home sites, the timing and amount of capital expenditures and continuing development activities at each location. Changes in any of the preceding factors, along with changes in applicable interest rates, will result in either increases or decreases in the actual amount of interest capitalized. Changes in the amount of interest capitalized will increase or decrease the Company's earnings as compared to historical financial results.

    The Company's projected results for 2007 include a reduction in regulatory compliance costs. Non-employee director compensation continues to be paid in stock and all stock based compensation is expensed within the 2007 projections. The Company's earnings estimates would be adversely impacted by any increased cost of compliance with regulations and laws applicable to public companies and financial reporting.

    The financial and operating projections provided in this release are the result of management's consideration of past operating performance, current and anticipated market conditions and other factors that management considers relevant from its past experience. However, no assurance can be provided as to the achievement of these projections and actual results will vary, perhaps materially.

    Share Repurchase

    The Board of Directors has authorized the Company to repurchase up to 2,000,000 shares of our outstanding common stock. Pursuant to this authorization, the Company repurchased 163,000 shares of outstanding common stock at an average price of $21.80 for the three months ended September 30, 2007. The Company has repurchased approximately 767,000 shares as of September 30, 2007 pursuant to this authorization, including the 190,000 shares repurchased in 2007.

    We believe that the current share price reflects a discount from the Company's Net Asset Value. Therefore, we have repurchased, and expect to continue repurchasing additional shares of our common stock in the fourth quarter 2007.

    Dispositions

    During the quarter, the Company closed the sale of a property located in Tarpon Springs, Florida which consisted of 261 home sites. The sales price was $17.6 million, or $67,400 per home site, resulting in a gain of $10.3 million.

    Financing Activity

    The Company closed a future advance associated with one property loan for proceeds of $3.7 million bearing interest at "LIBOR" plus 1.15% adjusted quarterly, currently at 6.73% for a term of 5 years. Proceeds were used to continue the development of the Company's inventory of home sites.

    The Company closed a future advance associated with a second property loan for proceeds of $7.1 million bearing interest at "LIBOR" plus 1.15% adjusted quarterly, currently at 6.73% for a term of 5 years. Proceeds were used to continue the development of the Company's inventory of home sites.

    In conjunction with the decline in new home sales profitability, the Company failed to meet the cash flow coverage debt covenant provided by our secured floor plan lender for the quarter. This covenant violation was waived by the lender and the covenant was subsequently amended. The Company was in compliance with the amended covenant as of September 30, 2007. This $35 million facility is secured by inventories with a net book value of $17.9 million.

    Development Activity

    The Company ended the quarter with an inventory of 1,191 developed home sites. We sell new homes to be located on these home sites so that they will become revenue generating.

    In addition, the Company has an inventory of 1,405 home sites that are partially developed or undeveloped. All of these sites are fully entitled and zoned for a land lease community. With the exception of Sebastian Beach and Tennis Village and the Villages at Country Club, all are contiguous to, and a part of, a current community where there are ongoing property operations and a proven customer base.

    Significant development activity during the quarter included:

    -- At Sebastian Beach and Tennis Village, construction and site work continued. As reported in prior quarters, a new municipality was formed in July of 2006 which impacts the largest part of this site. We are working with the town and county governments to accomplish the platting of the community under this unique set of circumstances. Pre-sales and marketing activities for the community have already begun at an off site sales office opened in January 2006 and we expect to begin home and Village Centre construction in the first quarter of 2008.

    -- At the Villages at Country Club project in Mesa, Arizona, site work was completed. Our homebuilding partner began home sales activity in July 2007 and began home building activity in September 2007.

    American Land Lease, Inc. is a REIT that held interests in 30 manufactured home communities with 7,948 operational home sites, 1,405 developed expansion sites, 1,191 undeveloped expansion sites and 129 recreational vehicle sites as of September 30, 2007.

    Some of the statements in this press release, as well as oral statements made by the Company's officials to analysts and stockholders in the course of presentations about the Company and conference calls following quarterly earnings releases, constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include projections of the Company's cash flow, results of operations, dividends and anticipated returns on real estate investments. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to: general economic and business conditions; interest rate changes, financing and refinancing risks; risks inherent in owning real estate; future development rate of home sites; competition; the availability of real estate assets at prices which meet the Company's investment criteria; the Company's ability to reduce expense levels, implement rent increases, use leverage and other risks set forth in the Company's Securities and Exchange Commission filings. We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

    As previously announced, management will hold a teleconference call, Tuesday, November 6, 2007 at 9:30 a.m. Eastern Standard Time to discuss third quarter 2007 results. You can participate in the conference call by dialing, toll-free, 800-374-5458 approximately five minutes before the conference call is scheduled to begin and indicating that you wish to join the American Land Lease third quarter 2007 results conference call. If you are unable to participate at the scheduled time, this information will be available for recorded playback from 12:30 p.m. Eastern Standard Time, November 6, 2007 until midnight on November 13, 2007. To access the replay, dial toll free, 800-642-1687 and request information from conference ID 19965822.


----------------------------------------------------------------------
GLOSSARY

GLOSSARY OF NON-GAAP FINANCIAL AND OPERATING MEASUREMENTS Financial and operational measurements found in the Earnings Release and Supplemental Information include certain non-GAAP financial measurements used by American Land Lease management. Such measurements include Funds from Operations ("FFO"), which is an industry-accepted measurement based in part on the definition of the National Association of Real Estate Investment Trusts (NAREIT) and "same store" and same site" results. These terms are defined below and, where appropriate, reconciled to the most comparable Generally Accepted Accounting Principles (GAAP) measurements on the accompanying supplement schedules.

FUNDS FROM OPERATIONS ("FFO"): is a commonly used term defined by NAREIT as net income (loss), computed in accordance with GAAP, excluding gains and losses from extraordinary items, dispositions of depreciable real estate property, dispositions of discontinued operations, net of related income taxes, plus real estate related depreciation and amortization (excluding amortization of financing costs), including depreciation for unconsolidated real estate partnerships, joint ventures and discontinued operations. American Land Lease calculates FFO based on the NAREIT definition, as further adjusted for the minority interest in the American Land Lease's operating partnership (Asset Investors Operating Partnership). This supplemental measure captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets such as machinery, computers or other personal property. There can be no assurance that American Land Lease's method for computing FFO is comparable with that of other real estate investments trusts.

ADJUSTED FUNDS FROM OPERATIONS ("AFFO"): is FFO less Capital
 Replacement expenditures. Similar to FFO, AFFO captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property while also reflecting that Capital Replacements are necessary to maintain the associated real estate assets.

NET ASSET VALUE: The net "market value" of all of a company's assets, including but not limited to its properties, after subtracting all its liabilities and other obligations.

CAPITALIZATION RATE: The capitalization rate ("cap rate") is the rate at which net operating income is discounted to determine the value of a property. It is one method that is utilized to estimate property value.

SAME STORE RESULTS: represent an operating measure that is used to compare the results of properties that have been in the portfolio for both accounting periods being compared.

SAME SITE RESULTS: represent an operating measure that is used to compare the results of home sites that have been in the portfolio for both accounting periods being compared. Home sites that are leased or "absorbed" during the accounting periods are not included in this calculation.

OPERATIONAL HOME SITE: represents those sites within our portfolio that are/or have been leased to a tenant. Operational Home Sites and their relative occupancy provide a measure of stabilized portfolio status.

DEVELOPED HOME SITE: represents those sites within our portfolio that have not been occupied, but for which the greater part of their infrastructure has been completed.

UNDEVELOPED HOME SITE: represent those sites within our portfolio that have not been fully developed and that require construction of substantial lateral improvements such as roads.

CAPITAL REPLACEMENT: represents capitalized spending which maintains a property. American Land Lease generally capitalizes spending for items that cost more than $250 and have a useful life of more than one year. A common example is street repaving. This spending is better considered a recurring cost of preserving an asset rather than as an additional investment. It is a cash proxy for depreciation.

CAPITAL ENHANCEMENT: represents capitalized spending which adds a revenue source or material feature that increases overall community value. An example is the addition of a marina facility to an existing community.

USED HOME SALE: represents the sale of a home previously owned by a third party and where American Land Lease has acquired title through an eviction proceeding or through purchase from the third party.


              AMERICAN LAND LEASE, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
                (in thousands, except per share data)


                                                 As of
                                  ------------------------------------
                                  September    June 30,   March 31,
                                    30, 2007      2007        2007
                                  ----------- ----------- ------------
                                  (unaudited) (unaudited) (unaudited)

ASSETS
  Real Estate                      $ 304,280   $ 299,735   $ 297,395
  Less accumulated depreciation      (30,735)    (29,669)    (28,620)
  Real estate under development      121,056     119,602     115,798
                                  ----------- ----------- ------------
    Total Real Estate                394,601     389,668     384,573
  Cash and cash equivalents              296         308         293
  Inventory                           20,012      21,031      20,705
  Other assets                        15,362      15,854      15,433
  Assets Held for Sale                    --       5,798       5,818
                                  ----------- ----------- ------------

    Total Assets                   $ 430,271   $ 432,659   $ 426,822
                                  =========== =========== ============

LIABILITIES AND EQUITY
  Liabilities
  Secured long-term notes payable  $ 240,769   $ 230,771   $ 226,899
  Secured short-term financing        18,963      30,013      25,012
  Accounts payable and accrued
   liabilities                        12,260      11,360      13,086
  Liabilities related to assets
   held for sale                          --       8,090       8,080
                                  ----------- ----------- ------------

    Total Liabilities                271,992     280,234     273,077

  Minority Interest in Operating
   Partnership                        17,522      16,421      16,475

STOCKHOLDERS' EQUITY
Preferred Stock, par value $.01
 per share; 3,000 shares
 authorized, 1,000 shares issued
 and outstanding                      25,000      25,000      25,000
Common Stock, par value $.01 per
 share; 12,000 shares authorized          95          95          95
Additional paid-in capital           293,510     293,113     292,757
Dividends in excess of
 accumulated earnings               (147,013)   (154,920)   (153,970)
Treasury stock at cost               (30,835)    (27,284)    (26,612)
                                  ----------- ----------- ------------

    Total Stockholders' Equity       140,757     136,004     137,270
                                  ----------- ----------- ------------

    Total Liabilities and
     Stockholders' Equity
                                   $ 430,271   $ 432,659   $ 426,822
                                  =========== =========== ============


                                                       As of
                                              ------------------------
                                                December   September
                                                 31, 2006    30, 2006
                                                ---------- -----------
                                                (audited)  (unaudited)

ASSETS
  Real Estate                                   $ 294,304   $ 291,204
  Less accumulated depreciation                   (27,591)    (26,586)
  Real estate under development                   110,682     103,940
                                                ---------- -----------
    Total Real Estate                             377,395     368,558
  Cash and cash equivalents                           253         311
  Inventory                                        22,827      23,731
  Other assets                                     15,716      14,604
  Assets Held for Sale                              5,864       9,749
                                                ---------- -----------

    Total Assets                                $ 422,055   $ 416,953
                                                ========== ===========

LIABILITIES AND EQUITY
  Liabilities
  Secured long-term notes payable               $ 227,617   $ 195,456
  Secured short-term financing                     20,059      43,783
  Accounts payable and accrued liabilities         13,119      17,137
  Liabilities related to assets held for sale       8,047      10,455
                                                ---------- -----------

    Total Liabilities                             268,842     266,831

  Minority Interest in Operating Partnership       16,502      16,333

STOCKHOLDERS' EQUITY
Preferred Stock, par value $.01 per share;
 3,000 shares authorized, 1,000 shares issued
 and outstanding                                   25,000      25,000
Common Stock, par value $.01 per share; 12,000
 shares authorized                                     94          92
Additional paid-in capital                        291,460     289,223
Dividends in excess of accumulated earnings      (153,231)   (153,914)
Treasury stock at cost                            (26,612)    (26,612)
                                                ---------- -----------

    Total Stockholders' Equity                    136,711     133,789
                                                ---------- -----------

    Total Liabilities and Stockholders' Equity
                                                $ 422,055   $ 416,953
                                                ========== ===========


              AMERICAN LAND LEASE, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
                (in thousands, except per share data)
                             (unaudited)

                                           Three Months Ended
                                  ------------------------------------
                                  September June 30,  March   December
                                     30,      2007      31,      31,
                                    2007               2007     2006
                                  --------- -------- -------- --------

RENTAL PROPERTY OPERATIONS
   Rental and other property
    revenues                       $ 9,389  $ 9,334  $ 9,336  $ 9,002
   Golf course operating revenues      165      219      430      249
                                  --------- -------- -------- --------
      Total property operating
       revenues                      9,554    9,553    9,766    9,251

   Property operating expenses      (3,092)  (3,111)  (3,189)  (3,051)
   Golf course operating expenses     (341)    (357)    (335)    (313)
                                  --------- -------- -------- --------
      Total property operating
       expenses                     (3,433)  (3,468)  (3,524)  (3,364)

   Depreciation                     (1,239)  (1,227)  (1,205)  (1,175)
                                  --------- -------- -------- --------

      Income from rental property
       operations                    4,882    4,858    5,037    4,712

SALES OPERATIONS
   Home sales revenue                7,162    7,929    7,665    9,493
   Cost of home sales               (5,055)  (5,658)  (5,633)  (6,323)
                                  --------- -------- -------- --------
      Gross profit on home sales     2,107    2,271    2,032    3,170

   Commissions earned on brokered
    sales                               60       44       75       86
   Commissions paid on brokered
    sales                              (24)     (19)     (35)     (39)
                                  --------- -------- -------- --------
      Gross profit on brokered
       sales                            36       25       40       47

   Selling and marketing expenses   (2,345)  (2,375)  (2,337)  (2,420)
                                  --------- -------- -------- --------
      Income (loss) from sales
       operations                     (202)     (79)    (265)     797

   General and administrative
    expenses                        (1,105)    (993)    (964)  (1,054)
   Interest and other income             7        8      170      115
   Interest expense                 (2,197)  (2,142)  (2,109)  (2,116)
                                  --------- -------- -------- --------

   Income before minority
    interest in Operating
    Partnership                      1,385    1,652    1,869    2,454
   Minority interest in Operating
    Partnership                       (164)    (188)    (211)    (290)
                                  --------- -------- -------- --------
     Income from continuing
      operations                     1,221    1,464    1,658    2,164
DISCONTINUED OPERATIONS
 Income (loss) from discontinued
  operations, net of
      Minority Interest              9,154       75       77      962
                                  --------- -------- -------- --------
 Net Income                         10,375    1,539    1,735    3,126
      Cumulative preferred stock
       dividends                      (484)    (485)    (484)    (485)
                                  --------- -------- -------- --------
Net Income Attributable to common
 shareholders                      $ 9,891  $ 1,054  $ 1,251  $ 2,641
                                  ========= ======== ======== ========

    Basic earnings from
     continuing operations (net
     of cumulative unpaid
     preferred dividends)          $  0.09  $  0.14  $  0.16  $  0.23
     Basic earnings (loss) from
      discontinued operations         1.20       --       --     0.12
                                  --------- -------- -------- --------
     Basic earnings per common
      share                        $  1.29  $  0.14  $  0.16  $  0.35
                                  ========= ======== ======== ========

     Diluted earnings from
      continuing operations        $  0.10  $  0.13  $  0.16  $  0.22
     Diluted earnings (loss) from
      discontinued operations         1.16       --       --     0.11
                                  --------- -------- -------- --------
     Diluted earnings per common
      share                        $  1.26  $  0.13  $  0.16  $  0.33
                                  ========= ======== ======== ========

   Weighted average common shares
    outstanding                      7,659    7,745    7,688    7,553
   Weighted average common shares
    and common share equivalents
    outstanding                      7,871    8,029    8,054    7,953

   Common dividends paid per
    share                          $  0.25  $  0.25  $  0.25  $  0.25


              AMERICAN LAND LEASE, INC. AND SUBSIDIARIES
                            DEBT ANALYSIS
                            (in thousands)
                             (unaudited)
                                           As of
                     -------------------------------------------------
                     September June 30,  March 31, December  September
                      30, 2007    2007      2007    31, 2006  30, 2006
                     --------- --------- --------- --------- ---------

DEBT OUTSTANDING
   Mortgage Loans
    Payable - Fixed  $218,663  $219,415  $215,543  $216,261  $184,100
   Mortgage Loans
    Payable -
    Floating           22,106    11,356    11,356    11,356    11,356
    Floor Plan
     Facility          13,337    20,508    19,636    14,754    23,813
   Acquisition
    Bridge Loan            --        --        --        --    10,000
   Line of Credit       5,626     9,505     5,376     5,305     9,970
                     --------- --------- --------- --------- ---------

      Total Debts    $259,732  $260,784  $251,911  $247,676  $239,239
                     ========= ========= ========= ========= =========

% FIXED FLOATING
   Fixed                 84.2%     84.1%     85.6%     87.3%     77.0%
   Floating              15.8%     15.9%     14.4%     12.7%     23.0%
                     --------- --------- --------- --------- ---------
      Total            100.00%   100.00%   100.00%   100.00%   100.00%

AVERAGE INTEREST
 RATES
   Mortgage Loans
    Payable - Fixed       6.3%      6.3%      6.4%      6.4%      6.4%
   Mortgage Loans
    Payable -
    Floating              6.9%      7.1%      7.1%      6.9%      6.9%
   Floor Plan
    Facility              8.5%      8.5%      8.5%      8.6%      8.6%
   Acquisition
    Bridge Loan            --        --        --        --       7.3%
   Line of Credit         7.2%      6.9%      6.9%      7.3%      7.0%
                     --------- --------- --------- --------- ---------
      Total Weighted
       Average            6.5%      6.5%      6.6%      6.6%      6.7%
                     ========= ========= ========= ========= =========

DEBT RATIOS
   Debt/Total Market
    Cap(1)               53.7%     51.0%     50.1%     48.6%     50.6%

   Debt/Gross Assets     60.4%     60.3%     59.0%     58.7%     57.4%

                     -------------------------------------------------

                     December  December  December  December  December
MATURITIES            31, 2007  31, 2008  31, 2009  31, 2010  31, 2011
                     --------- --------- --------- --------- ---------
   Mortgage Loan
    Scheduled
    Principal
    Payments           763(2)     3,142     3,622     3,866     4,015
   Mortgage Loan
    Balloon
    Maturities          2,665         -         -         -    21,740
                     --------- --------- --------- --------- ---------
      Total          $  3,428  $  3,142  $  3,622  $  3,866  $ 25,755
                     ========= ========= ========= ========= =========

(1) Computed based upon closing price as reported on NYSE as of the period ended.
(2) Computed based on the remaining payments to be made in 2007.


              AMERICAN LAND LEASE, INC. AND SUBSIDIARIES
      RECONCILIATION OF NET INCOME TO FFO/AFFO AND PAYOUT RATIOS
       (Amounts in thousands, except per share/OP unit amounts)
                             (Unaudited)

                                                   Three Months Ended
                                                      September 30,
                                                   -------------------
                                                     2007      2006
                                                   -------------------

Net Income                                         $  9,891  $  2,082
Adjustments
    Cumulative unpaid preferred stock dividends         484       485
    Minority interest in operating partnership          164       320
Gain on sale of assets                              (10,305)       --
Real estate depreciation                              1,239     1,110
Discontinued operations:
    Real estate depreciation, net of minority
     interests                                           16        44
Minority interest in operating partnership
 attributed discontinued operations                   1,185        16

                                                   --------- ---------
    Funds From Operations (FFO)                    $  2,674  $  4,057
    Cumulative unpaid preferred stock dividends        (484)     (485)
                                                   --------- ---------
    Funds From Operations attributable to common
     Stockholders                                     2,190     3,572
    Capital Replacements                               (260)     (317)
                                                   --------- ---------
    Adjusted Funds from Operations (AFFO)          $  1,930  $  3,255
                                                   ========= =========

Weighted Average Common Shares/OP Units
 Outstanding                                          8,864     8,800
                                                   ========= =========
Per Common Share and OP Unit:
    FFO:                                           $   0.25  $   0.41
    AFFO:                                          $   0.22  $   0.37

Payout Ratio Per Common Share and OP Unit:
Gross Distribution Payout
    FFO:                                              100.0%     61.0%
    AFFO:                                             113.6%     67.6%


              AMERICAN LAND LEASE, INC. AND SUBSIDIARIES
     RECONCILIATION OF SAME SITE AND SAME STORE OPERATING RESULTS
   FOR THE QUARTER ENDED September 30, 2007 AND September 30, 2006
                            (in thousands)
                             (unaudited)

                     Three     Three
                      Months    Months                    Contribution
                      Ended     Ended                       to Same
                    September September                       Store
                     30, 2007  30, 2006 Change % Change   % Change(1)
                    --------- --------- ------ ---------- ------------

Same site
 rental
 revenues             $8,453     $8,166  $287       3.5%          3.4%
Absorption
 rental
 revenues                466        201   265     131.8%          3.1%
Same store golf
 revenues                165        154    11       7.1%          0.1%
                    --------- --------- ------            ------------
   Same store
    revenues    A      9,084      8,521   563       6.6%          6.6%
                                                          ============
Newly acquired
 property
 revenues                521        384   137      35.7%
Intercompany
 revenues                (51)        --   (51)   (100.0%)
                    --------- --------- ------
  Total
   property
   revenues     C     $9,554     $8,905  $649       7.3%
                    ========= ========= ======

Same site
 rental
 expenses             $2,500     $2,494  $  6       0.2%          0.2%
Absorption
 rental
 expenses                  6          -     6     100.0%          0.2%
Same store golf
 expenses                341        296    45      15.2%          1.6%
                    --------- --------- ------            ------------
  Same store
   expenses     B      2,847      2,790    57       2.0%          2.0%
                                                          ============
Newly acquired
 property
 expenses                134         96    38      39.6%
Expenses
 related to
 offsite
 management(2)           452        424    28       6.6%
                    --------- --------- ------
  Total
   property
   operating
   expenses     D     $3,433     $3,310  $123       3.7%
                    ========= ========= ======

Same store net
 operating
 income         A-B   $6,237     $5,731   506       8.8%
                    ========= ========= ======

Total net
 operating
 income         C-D   $6,121     $5,595  $526       9.4%
                    ========= ========= ======

(1) Computed as the change in the individual component of same store revenue or expense divided by the total applicable same store base (revenue or expense) for the 2006 period. For example same store rental revenue increase of $287 as compared to the total same store revenues in 2006 of $8,521 is a 3.4% increase ($287/$8,521=3.4%).

(2) Expenses related to offsite management reflect portfolio property management costs not attributable to a specific property.


              AMERICAN LAND LEASE, INC. AND SUBSIDIARIES
          NUMBER OF HOMESITES AND AVERAGE RENT BY COMMUNITY
                       AS OF SEPTEMBER 30, 2007


                                        Operational           Average
Community           Location             Home Sites Occupancy  Monthly
                                            (1)                 Rent
----------------------------------------------------------------------
Owned Communities
----------------------------------------------------------------------
Blue Heron Pines    Punta Gorda, FL             345      100%     $351
----------------------------------------------------------------------
Brentwood Estates   Hudson, FL                  143       98%      280
----------------------------------------------------------------------
Sebastian Beach &   Micco, FL
 Tennis Club                                     --        0%       --
----------------------------------------------------------------------
Serendipity         Ft. Myers, FL               338       96%      365
----------------------------------------------------------------------
Stonebrook          Homosassa, FL               197      100%      314
----------------------------------------------------------------------
Sunlake Estates     Grand Island, FL            358      100%      370
----------------------------------------------------------------------
Forest View         Homosassa, FL               273      100%      328
----------------------------------------------------------------------
Gulfstream Harbor   Orlando, FL                 382       98%      427
----------------------------------------------------------------------
Gulfstream Harbor   Orlando, FL
 II                                             306      100%      426
----------------------------------------------------------------------
Gulfstream Harbor   Orlando, FL
 III                                            175       97%      397
----------------------------------------------------------------------
Lakeshore Villas    Tampa, FL                   281       97%      437
----------------------------------------------------------------------
Park Place          Sebastian, FL               371      100%      333
----------------------------------------------------------------------
Park Royale         Pinellas Park, FL           296       94%      441
----------------------------------------------------------------------
Pleasant Living     Riverview, FL               245       95%      387
----------------------------------------------------------------------
Riverside GCC       Ruskin, FL                  471      100%      535
----------------------------------------------------------------------
Royal Palm Village  Haines City, FL             286       96%      357
----------------------------------------------------------------------
Cypress Greens      Lakeland, FL                224      100%      264
----------------------------------------------------------------------
Savanna Club        Port St Lucie, FL           999      100%      299
----------------------------------------------------------------------
Woodlands           Groveland, FL               168       99%      291
----------------------------------------------------------------------
                    Subtotal -- Florida       5,858
----------------------------------------------------------------------

----------------------------------------------------------------------

----------------------------------------------------------------------
Blue Star           Apache Junction AZ           22       50%      320
----------------------------------------------------------------------
Brentwood West      Mesa, AZ                    350       94%      470
----------------------------------------------------------------------
The Villages(2)     Mesa, AZ                     --        0%       --
----------------------------------------------------------------------
Desert Harbor       Apache Junction AZ          205      100%      376
----------------------------------------------------------------------
Fiesta Village      Mesa, AZ                    172       86%      405
----------------------------------------------------------------------
La Casa Blanca      Apache Junction AZ          197      100%      400
----------------------------------------------------------------------
Lost Dutchman       Apache Junction AZ          209       78%      326
----------------------------------------------------------------------
Rancho Mirage       Apache Junction AZ          312       96%      435
----------------------------------------------------------------------
Reserve at Fox      Bull Head City, AZ
 Creek                                          255      100%      330
----------------------------------------------------------------------
Sun Valley          Apache Junction AZ          268       91%      365
----------------------------------------------------------------------
                    Subtotal -- Arizona       1,990
----------------------------------------------------------------------

----------------------------------------------------------------------
Foley Grove         Foley, AL                   100      100%      290
----------------------------------------------------------------------

----------------------------------------------------------------------

----------------------------------------------------------------------
Total Communities                    30       7,948       97%     $374
----------------------------------------------------------------------


                                            RV   Undeveloped Developed
Community              Location            Sites  Home Sites   Home
                                                               Sites
----------------------------------------------------------------------
Owned Communities
----------------------------------------------------------------------
Blue Heron Pines       Punta Gorda, FL        --          --        44
----------------------------------------------------------------------
Brentwood Estates      Hudson, FL             --          --        48
----------------------------------------------------------------------
Sebastian Beach &      Micco, FL
 Tennis Club                                  --         533        --
----------------------------------------------------------------------
Serendipity            Ft. Myers, FL          --          --        --
----------------------------------------------------------------------
Stonebrook             Homosassa, FL          --          --         4
----------------------------------------------------------------------
Sunlake Estates        Grand Island, FL       --          --        43
----------------------------------------------------------------------
Forest View            Homosassa, FL          --          --        31
----------------------------------------------------------------------
Gulfstream Harbor      Orlando, FL            --          50        --
----------------------------------------------------------------------
Gulfstream Harbor II   Orlando, FL            --          37         1
----------------------------------------------------------------------
Gulfstream Harbor III  Orlando, FL            --          --       109
----------------------------------------------------------------------
Lakeshore Villas       Tampa, FL              --          --        --
----------------------------------------------------------------------
Park Place             Sebastian, FL          --          --        95
----------------------------------------------------------------------
Park Royale            Pinellas Park, FL      --          --        13
----------------------------------------------------------------------
Pleasant Living        Riverview, FL          --          --        --
----------------------------------------------------------------------
Riverside GCC          Ruskin, FL             --         311       159
----------------------------------------------------------------------
Royal Palm Village     Haines City, FL        --          --       101
----------------------------------------------------------------------
Cypress Greens         Lakeland, FL           --          --        34
----------------------------------------------------------------------
Savanna Club           Port St Lucie, FL      --          --        68
----------------------------------------------------------------------
Woodlands              Groveland, FL          --          --       124
----------------------------------------------------------------------
                       Subtotal -- Florida               931       874
----------------------------------------------------------------------

----------------------------------------------------------------------

----------------------------------------------------------------------
Blue Star              Apache Junction AZ    129          --        --
----------------------------------------------------------------------
Brentwood West         Mesa, AZ               --          --        --
----------------------------------------------------------------------
The Villages(2)        Mesa, AZ               --          --       375
----------------------------------------------------------------------
Desert Harbor          Apache Junction AZ     --          --        --
----------------------------------------------------------------------
Fiesta Village         Mesa, AZ               --          --        --
----------------------------------------------------------------------
La Casa Blanca         Apache Junction AZ     --          --        --
----------------------------------------------------------------------
Lost Dutchman          Apache Junction AZ     --          --        33
----------------------------------------------------------------------
Rancho Mirage          Apache Junction AZ     --          --        --
----------------------------------------------------------------------
Reserve at Fox Creek   Bull Head City, AZ     --          --        58
----------------------------------------------------------------------
Sun Valley             Apache Junction AZ     --          --        --
----------------------------------------------------------------------
                       Subtotal -- Arizona   129          --       466
----------------------------------------------------------------------

----------------------------------------------------------------------
Foley Grove            Foley, AL              --         260        65
----------------------------------------------------------------------

----------------------------------------------------------------------

----------------------------------------------------------------------
Total Communities                       30   129       1,191     1,405
----------------------------------------------------------------------


(1) We define operational home sites as those sites within our portfolio that have been leased to a tenant during our ownership of the community. Since our portfolio contains a large inventory of developed home sites that have not been occupied during our ownership, we have expressed occupancy as the number of occupied sites as a percentage of operational home sites. We believe this measure most accurately describes the performance of an individual property relative to prior periods and other properties without our portfolio. The occupancy of all developed sites was 84.7% across the entire portfolio. Including sites not yet developed, occupancy was at 73% at September 30, 2007.
(2) FKA - Casa Encanta


Portfolio Summary
                                  Developed
                      Operational   Home    Undeveloped  RV
                      Home sites    sites    Home sites  Sites  Total
                      ------------------------------------------------

As of December 31,
 2006                      8,044     1,192       1,566     129 10,931

Properties developed          --    375(2)        (375)     --     --


New lots purchased /
 (Sold) Sun Valley
 Estates FL                 (261)        5          --      --   (256)

New leases originated        163      (163)         --      --     --

Adjust for site plan
 changes                       2        (4)         --      --     (2)
                      ------------------------------------------------

    As of September
     30, 2007           7,948(1)     1,405       1,191     129 10,673
                      ================================================

(1) As of September 30, 2007, 7,722 of these operational home sites were occupied.
(2) The Villages, Arizona completion of Development of Site work, 375 sites


Occupancy Roll Forward
                                        Occupied
                                         Home    Operational
                                          sites  Home sites  Occupancy
                                        -------- ----------- ---------

As of December 31, 2006                   7,833       8,044      97.4%

New home sales                              171         162

Used home sales                               8           2

Used homes acquired                         (14)         --


Lots acquired (sold)                       (255)       (261)

Homes constructed by others                   4           1

Homes removed from previously leased
 sites                                      (25)         --
                                        -------- -----------

    As of September 30, 2007              7,722       7,948      97.2%
                                        ======== ===========


              AMERICAN LAND LEASE, INC. AND SUBSIDIARIES
                 RETURN ON INVESTMENT FROM HOME SALES
                             (unaudited)

                                 Three Months Ended Three Months Ended
                                 September 30, 2007 September 30, 2006
                                 ------------------ ------------------

Expansion sites leased during
 the period                                     49                 76
                                 ================== ==================
Estimated first year
 annualized profit on leases
 originated during the period  A            $  179             $  269
                                 ================== ==================
Allocated costs, including
 development costs of sites
 leased                                     $2,213             $3,371
Home sales (loss) income
 attributable to sites leased                 (284)             1,370
                                 ------------------ ------------------
Total costs incurred to
 originate ground leases       B            $2,497             $2,001
                                 ================== ==================
Estimated first year returns
 from the leases originated on
 expansion home sites during
 the period                   A/B              7.2%              13.4%
                                 ================== ==================


For the three months ended September 30, 2007 and 2006, we estimate our profit or loss attributable to the sale of homes situated on expansion home sites as follows (in thousands):

                                 Three Months Ended Three Months Ended
                                 September 30, 2007 September 30, 2006
                                 ------------------ ------------------

      Reported (loss)/income
       from sales operations                 $(202)            $1,389
      Brokerage business income                (36)               (18)
      Used home sales                          (46)                (1)
                                 ------------------ ------------------
      Adjusted income for
       projection analysis                   $(284)            $1,370
                                 ================== ==================

    We have changed the method of estimating costs attributable to newly leased sites. Beginning with the third quarter, we revised our estimate of home site costs with respect to indirect general community expenditures. Previously such indirect costs were allocated to remaining unleased lots; now such costs are allocated to all sites within the community. For example, the Company has constructed additional amenities such as an additional clubhouse at our Sunlake Community, which will benefit all sites in the community, whether leased or unleased. If calculated using the previous methodology, the estimated return would have been 4.6% instead of 7.2%.

The reconciliation of our estimated first year return on investment in expansion home sites to our return on investment in operational home sites for the year ended December 31, 2006 in accordance with GAAP is shown below (in thousands):

                                                Total Portfolio for
                                                    Year Ended
                                                 December 31, 2006
                                             -------------------------

      Property income before
       depreciation                       A                  $ 22,847

      Total investment in operating home
       sites                              B                  $294,394

      Return on investment from earning
       home sites(1)                     A/B                      7.8%
                                             =========================

(1) Our return on investment in operational sites reflects our income from and investment in sites that were leased for the first time during the year ended December 31, 2006. For these leases, the income reported above includes less than a full twelve months of operating results. Consequently, when compared to the investment we have made in these home sites, the return on investment during the year ended December 31, 2006 is less than the return when measured using a full twelve months of operating results.


                             AMERICAN LAND LEASE INC. AND SUBSIDIARIES
                                     KEY HOME SALES STATISTICS


                     September December  March 31, June 30,  September
                      30, 2006  31, 2006    2007      2007    30, 2007
                     -------------------------------------------------
New home contracts         81        73        96        56        44
New home closings          92        71        55        65        51
Home resales                2         1         3         1         4
Brokered home sales        20        27        31        18        22
New home contract
 backlog                   51        34        58        48        32

Average Selling
 Price               $129,000  $131,000  $135,000  $122,000  $137,000

Average Gross Margin
 Percentage              32.4%     33.4%     26.5%     28.6%     29.4%


                                 3Q07 over   3Q07   3Q07 over   3Q07
                                    2Q07     over      3Q06     over
                                  Increase/  2Q07 %  Increase/  3Q06 %
                                  Decrease   Change  Decrease   Change
                                --------------------------------------
New home contracts                     (12) (21.4%)       (37) (45.7%)
New home closings                      (14) (21.5%)       (41) (44.6%)
Home resales                             3    300%          2    100%
Brokered home sales                      4   22.2%          2  (10.0%)
New home contract backlog              (16) (33.3%)       (19) (37.3%)

Average Selling Price              $15,000   12.3%     $8,000    6.2%

Average Gross Margin Percentage

    CONTACT: American Land Lease, Inc., Clearwater
             Robert G. Blatz, President, 727-726-8868 or
             Shannon E. Smith, Chief Financial Officer, 727-726-8868